Investor Relations
John Wright
Director, Investor Relations
(952) 887-8865, invest@toro.com

Media Relations
Branden Happel
Manager, Public Relations
(952) 887-8930, pr@toro.com
www.thetorocompany.com

For Immediate Release

THE TORO COMPANY AUTHORIZES REPURCHASE OF ADDITIONAL 5 MILLION SHARES

BLOOMINGTON, Minn. (July 22, 2009) – The Toro Company (NYSE: TTC) today announced that its board of directors has authorized the repurchase of an additional 5 million shares of common stock in the open market or in privately negotiated transactions.  As of July 21, 2009, approximately 850,000 common shares remained available under a previous authorization.

The company’s continued strong cash flow enables it to return value to shareholders through dividends and share repurchases.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of turf and landscape maintenance equipment, and precision irrigation systems. With sales of nearly $1.9 billion in fiscal 2008, Toro’s global presence extends to more than 140 countries through its reputation of world-class service, innovation and turf expertise. Since 1914, the company has built a tradition of excellence around a number of strong brands to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields. More information is available at www.toro.com.